EXHIBIT 5(f)



                      AMENDMENT TO ADMINISTRATION AGREEMENT

       AGREEMENT made as of the 1st day of May, 1997, between USAA INVESTMENT MANAGEMENT COMPANY, a corporation organized under the laws of the state of Delaware and having a place of business in San Antonio, Texas (the "Administrator"), and USAA MUTUAL FUND, INC., a corporation organized under the laws of the state of Maryland and having a place of business in San Antonio, Texas (the "Company").

       WHEREAS, the Administrator and the Company are parties to an Administration Agreement dated May 1, 1996 (the "Administration Agreement") governing the terms and conditions under which the Administrator renders administrative services to the USAA S&P 500 Index Fund ("Fund"), a series of the Company; and

       WHEREAS, the Company's Board of Directors has determined that the fees charged by the Administrator in providing administrative services to the Fund are fair and reasonable in light of the fees charged by others for services of the same nature and quality;

       NOW, THEREFORE, in consideration of the premises and covenants contained herein, the Administrator and the Company hereby amend the Administration Agreement by replacing paragraph 4(a) with the following:

     (a) For the services and facilities to be provided by the Administrator as provided in paragraph 2 hereof, the Fund shall pay to the Administrator a monthly fee computed as a percentage of aggregate average net assets of the Fund, which on an annual basis is equal to the lesser of (1) six hundredths of one percent (.06%) of the Monthly Average Net Assets (defined below) of the Fund for such calendar month, or (2) the amount that brings the Expense Ratio up to eighteen hundredths of one percent (.18%). For purposes of this paragraph, the term "Expense Ratio" means the sum of (i) the total Fund annual operating expenses as a percentage of the Fund's average net assets and (ii) the total annual operating expenses of any other Fund in which the Fund invests all of its investable assets as a percentage of such Fund's aggregate average net assets.

       IN WITNESS WHEREOF, the parties hereto have caused the Amendment to Administration Agreement to be executed as of the date first set forth above.


USAA MUTUAL FUND, INC.                      USAA INVESTMENT MANAGEMENT COMPANY


By:  /s/ Michael J.C. Roth                  By:  /s/ John W. Saunders, Jr.
     ------------------------                    -------------------------
    MICHAEL J.C. ROTH                           JOHN W. SAUNDERS, JR.
    President                                   Senior Vice President

ATTEST:                                    ATTEST:

   /s/ Michael D. Wagner                  /s/ Alex M. Ciccone
   -------------------------              --------------------------------
   MICHAEL D. WAGNER                      ALEX M. CICCONE
   Secretary                              Assistant Secretary